The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253385

Subject to Completion. Dated September 28, 2021

HSBC USA Inc. $ Leveraged Buffered Capped MSCI EAFE® Index-Linked Notes due ,

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of the MSCI EAFE® Index as measured from the trade date to and including the determination date (expected to be between 22 and 25 months after the trade date). If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on that date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,200.16 and $1,235.44 for each $1,000 face amount of your notes). If the final underlier level declines by up to 10.00% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 10.00% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●	if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.2 times (c) the underlier return, subject to the maximum settlement amount;

●	if the underlier return is zero or negative but not below -10.00% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 10.00%), $1,000; or

●	if the underlier return is negative and is below -10.00% (the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10.00% times (c) $1,000.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-13 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. The notes will not be listed on any U.S. securities exchange or automated quotation system. Any payments on the notes are subject to the credit risk of HSBC USA Inc.

The Estimated Initial Value of the notes on the trade date is expected to be between $956.00 and $986.00 per note, which will be less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-7 and “Risk Factors” beginning on page PS-13 of this document for further information.

	Price to Public[1]	Underwriting Discount	Proceeds to Issuer
Per note / Total	$1,000 /

1 HSBC Securities (USA) Inc. will purchase the notes from us at the price to public for distribution to other registered broker-dealers. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discount in connection with the distribution of the notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-20 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HSBC Securities (USA) Inc.

The price to public, underwriting discount and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at prices to public and with underwriting discounts and proceeds to issuer that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price to public you pay for such notes.

HSBC Securities (USA) Inc. or any of its affiliates or agents may use this pricing supplement in the initial sale of the notes. In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in a market-making transaction in a note after its initial sale. Unless HSBC Securities (USA) Inc. or any of its affiliates or agents informs the purchaser otherwise in the confirmation of sale, the final pricing supplement relating to the notes is being used in a market-making transaction.

About Your Prospectus

You should read this pricing supplement together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

•	The Equity Index Underlying Supplement Dated February 23, 2021

•	The Prospectus Supplement Dated February 23, 2021

•	Prospectus dated February 23, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above.

In addition, some of the terms or features described in the listed documents may not apply to your notes.

Leveraged Buffered Capped MSCI EAFE® Index-Linked Notes due ,

INVESTMENT THESIS

You should be willing to:

● forgo gains greater than a Maximum Settlement Amount of between 120.016% and 123.544% of the face amount in exchange for (i) 1.2x leveraged upside participation if the Underlier Return is positive and (ii) a buffer against loss of principal in the event of a decline of up to 10.00% in the Final Underlier Level relative to the Initial Underlier Level.

● forgo interest payments and accept the risk of losing your entire investment in exchange for the potential to earn 120.00% of any positive Underlier Return up to a Maximum Settlement Amount of between 120.016% and 123.544% of the face amount.

Your maximum return on your notes will not be greater than between 20.016% and 23.544%, and you could lose all or a substantial portion of your investment if the Underlier Return is less than -10.00%.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

● if the Final Underlier Level is greater than 100.00% of the Initial Underlier Level, 100.00% plus 120.00% times the Underlier Return, subject to a Maximum Settlement Amount of between 120.016% and 123.544% of the face amount;

● if the Final Underlier Level is between 90.00% and 100.00% of the Initial Underlier Level, 100.00%; or

● if the Final Underlier Level is less than 90.00% of the Initial Underlier Level, 100.00% minus approximately 1.1111% for every 1.00% that the Final Underlier Level has declined below 90.00% of the Initial Underlier Level

If the Final Underlier Level declines by more than 10.00% from the Initial Underlier Level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS
Issuer:	HSBC USA Inc.
Underlier:	The MSCI EAFE® Index (Bloomberg symbol, “MXEA Index”)
Face Amount:	$ in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	[ ], 2021
Settlement Date:	Expected to be the fifth scheduled business day following the Trade Date
Determination Date:	Expected to be between 22 and 25 months following the Trade Date
Stated Maturity Date:	Expected to be the second scheduled business day following the Determination Date
Initial Underlier Level:	To be determined on the Trade Date
Final Underlier Level:	The Official Closing Level of the Underlier on the Determination Date
Underlier Return:	The quotient of (i) the Final Underlier Level minus the Initial Underlier Level divided by (ii) the Initial Underlier Level, expressed as a percentage
Upside Participation Rate:	120.00%
Buffer Level:	90.00% of the Initial Underlier Level (equal to a -10.00% Underlier Return)
Buffer Amount:	10.00%
Buffer Rate:	The quotient of the Initial Underlier Level divided by the Buffer Level, which equals approximately 111.11%
Maximum Settlement Amount:	Expected to be between $1,200.16 and $1,235.44 per $1,000 face amount of the notes
Cap Level:	Expected to be between 116.68% and 119.62% of the Initial Underlier Level
CUSIP/ISIN:	40439JNZ4 / US40439JNZ48

HYPOTHETICAL CASH SETTLEMENT AMOUNT*

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Face Amount)
150.000%	120.016%
140.000%	120.016%
130.000%	120.016%
120.000%	120.016%
116.680%	120.016%
108.000%	109.600%
105.000%	106.000%
104.000%	104.800%
102.000%	102.400%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

*Assumes a Cap Level set at the bottom of the Cap Level range (between 116.680% and 119.620% of the Initial Underlier Level).

RISKS

Please read the section entitled “Risk Factors” of this pricing supplement as well as the risks and considerations described in “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and the accompanying Equity Index Underlying Supplement.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the Equity Index Underlying Supplement.

This section is meant as a summary and should be read in conjunction with the prospectus, the prospectus supplement and the Equity Index Underlying Supplement. This pricing supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer:	HSBC USA Inc.
Specified Currency:	U.S. dollars (“$”)
Face Amount:

Each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount: the amount we will pay you at the Stated Maturity Date for your notes will not be adjusted based on the price to public you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated Buffer Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the Cap Level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Risk Factors — If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-16 of this pricing supplement.

Underlier:	The MSCI EAFE® Index (Bloomberg symbol, “MXEA Index”)
Trade Date:	[ ], 2021
Original Issue Date (Settlement Date):	Expected to be the fifth scheduled business day following the Trade Date.
Determination Date:	A specified date that is expected to be between 22 and 25 months following the Trade Date, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Stated Maturity Date:	A specified date that is expected to be the second scheduled business day following the Determination Date, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Cash Settlement Amount:	For each $1,000 face amount of your notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

	●	if the Final Underlier Level is greater than or equal to the Cap Level, the Maximum Settlement Amount;

	●	if the Final Underlier Level is less than the Cap Level but greater than the Initial Underlier Level, the sum of (1) $1,000 plus (2) the product of (i)

$1,000 times (ii) the Upside Participation Rate times (iii) the Underlier Return;

●	if the Final Underlier Level is equal to or less than the Initial Underlier Level but greater than or equal to the Buffer Level, $1,000; or

●	if the Final Underlier Level is less than the Buffer Level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Buffer Rate times (iii) the sum of the Underlier Return plus the Buffer Amount.

Maximum Settlement Amount:	Expected to be between $1,200.16 and $1,235.44 per $1,000 face amount of the notes (to be determined on the Trade Date)
Upside Participation Rate:	120.00%
Cap Level:	Expected to be between 116.68% and 119.62% of the Initial Underlier Level (to be determined on the Trade Date)
Buffer Level:	90.00% of the Initial Underlier Level
Buffer Amount:	10.00%
Buffer Rate:	The quotient of the Initial Underlier Level divided by the Buffer Level, which equals approximately 111.11%.
Underlier Return:	The quotient of (1) the Final Underlier Level minus the Initial Underlier Level divided by (2) the Initial Underlier Level, expressed as a percentage.
Initial Underlier Level:	To be set on the Trade Date and may be higher or lower than the Official Closing Level of the Underlier on that date.
Final Underlier Level:	The Official Closing Level of the Underlier on the Determination Date.
Official Closing Level:	As described under “Additional Terms of the Notes –– Official Closing Level” on page S-56 of the accompanying Equity Index Underlying Supplement.

Market Disruption Events:	With respect to any given Trading Day, any of the following will be a Market Disruption Event with respect to the Underlier:

	•	a suspension, absence or material limitation of trading in Underlier Stocks (as defined below) constituting 20% or more, by weight, of the Underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

	•	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

	•	Underlier Stocks constituting 20% or more, by weight, of the Underlier, or option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier do not trade on what were the respective primary markets for those Underlier Stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the prospectus supplement.

The following events will not be Market Disruption Events with respect to the Underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlier or to any Underlier Stock.

For this purpose, an “absence of trading” in the primary securities market on which an Underlier Stock, or on which option or futures contracts, if available, relating to the Underlier or to any Underlier Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Underlier Stock or in option or futures contracts, if available, relating to the Underlier or to any Underlier Stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that Underlier Stock or those contracts, or

•	a disparity in bid and ask quotes relating to that Underlier Stock or those contracts,

will constitute a suspension or material limitation of trading in the Underlier or those contracts in that market.

Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40439JNZ4 / US40439JNZ48
Estimated Initial Value:	The Estimated Initial Value of the notes is expected to be less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of its affiliates would be willing to purchase your notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the final pricing supplement relating to the notes. See “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.”

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying Equity Index Underlying Supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Equity Index Underlying Supplement Term	Pricing Supplement Term
maturity date	Stated Maturity Date
Final Valuation Date	Determination Date
principal amount	face amount
Reference Asset	Underlier
Reference Sponsor	Underlier Sponsor
Scheduled Trading Day	Trading Day

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Underlier levels on the Determination Date could have on the Cash Settlement Amount at maturity assuming all other variables remain constant.

The examples below are based on a range of Final Underlier Levels that are entirely hypothetical; the level of the Underlier on any day throughout the life of the notes, including the Final Underlier Level on the Determination Date, cannot be predicted. The Underlier has been highly volatile in the past — meaning that the level of the Underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date. If you sell your notes in a secondary market prior to the Stated Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the Underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the Trade Date (as determined by reference to pricing models used by us) is less than the original price to public of your notes. For more information on the estimated value of your notes, see “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, will be less than the price to public and may differ from the market value of the notes in the secondary market, if any.” on page PS-14 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face Amount	$1,000
Upside participation rate	120.00%
Cap Level	116.68% of the Initial Underlier Level
Maximum Settlement Amount	$1,200.16
Buffer Level	90.00% of the Initial Underlier Level
Buffer Rate	Approximately 111.11%
Buffer Amount	10.00%
Neither a Market Disruption Event nor a non-Trading Day occurs on the originally scheduled Determination Date
No change in or affecting any of the Underlier Stocks or the method by which the Underlier Sponsor calculates the Underlier
Notes purchased on the Original Issue Date at the face amount and held to the Stated Maturity Date

Moreover, we have not yet set the Initial Underlier Level that will serve as the baseline for determining the Underlier Return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level may differ substantially from the level of the Underlier prior to the Trade Date and may be higher or lower than the actual Official Closing Level of the Underlier on that date.

For these reasons, the actual performance of the Underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underlier shown elsewhere in this pricing supplement. For information about the historical levels of the Underlier during recent periods, see “Information Relating to the Underlier — Historical Performance of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Underlier Stocks.

The levels in the left column of the table below represent hypothetical Final Underlier Levels and are expressed as percentages of the Initial Underlier Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Underlier Level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the Stated Maturity Date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical Final Underlier Level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	120.016%
140.000%	120.016%
130.000%	120.016%
120.000%	120.016%
116.680%	120.016%
108.000%	109.600%
105.000%	106.000%
104.000%	104.800%
102.000%	102.400%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the Final Underlier Level were determined to be 25.000% of the Initial Underlier Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the face amount and held them to the Stated Maturity Date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the Final Underlier Level were determined to be 0.000% of the Initial Underlier Level, you would lose your entire investment in the notes. In addition, if the Final Underlier Level were determined to be 120.000% of the Initial Underlier Level, the Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Maximum Settlement Amount, or 120.016% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the Stated Maturity Date, you would not benefit from any increase in the Final Underlier Level over 116.680% of the Initial Underlier Level.

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amounts that we would pay on your notes on the Stated Maturity Date, if the Final Underlier Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Cash Settlement Amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical Final Underlier Levels are expressed as percentages of the Initial Underlier Level. The chart shows that any hypothetical Final Underlier Level of less than 90.00% (the section left of the 90.00% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Underlier Level of greater than or equal to 116.68% (the section right of the 116.68% marker on the horizontal axis) would result in a capped return on your investment.

The Cash Settlement Amounts shown above are entirely hypothetical; they are based on the hypothetical levels of the Underlier that may not be achieved on the Determination Date and on assumptions that may prove to be erroneous. The actual market value of your notes on the Stated Maturity Date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical Cash Settlement Amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical Cash Settlement Amounts on notes held to the Stated Maturity Date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual price to public you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors —If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-16 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Underlier Level or what the market value of your notes will be on any particular Trading Day, nor can we predict the relationship between the level of the Underlier and the market value of your notes at any time prior to the Stated Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual Initial Underlier Level, the Cap Level and the Maximum Settlement Amount, which we will set on the Trade Date, and the actual Final Underlier Level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the Stated Maturity Date may be very different from the information reflected in the table and chart above.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•	You seek an investment with an enhanced return linked to the potential positive performance of the Underlier and you believe that the level of the Underlier will increase moderately over the term of the notes.

•	You are willing to invest in the notes based on the low end of the range of Maximum Settlement Amounts indicated herein, which may limit your return at maturity.

•	You are willing to make an investment that is exposed to the negative Underlier Return on an approximately 1.1111-to-1 basis for each percentage point that the Underlier Return is less than -10.00%.

•	You understand that you may lose your entire principal amount.

•	You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Underlier.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

The notes may not be suitable for you if:

•	You believe that the Underlier Return will be negative or that the Underlier Return will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to invest in the notes based on the low end of the range of Maximum Settlement Amounts indicated herein, which may limit your return at maturity.

•	You are unwilling to make an investment that is exposed to the negative Underlier Return on an approximately 1.1111-to-1 basis for each percentage point that the Underlier Return is less than -10.00%.

•	You seek an investment that provides full return of principal.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid on the stocks included in the Underlier.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 in the Equity Index Underlying Supplement. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Underlier. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

“— Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt notes.

Risks Relating to the Structure or Features of the Notes

Your investment in the notes may result in a loss.

The notes do not guarantee any return of principal. You will be exposed on a leveraged basis to any decline in the Underlier from the Initial Underlier Level to the Final Underlier Level by more than the Buffer Amount, which will magnify your losses. You will lose up to 100% of your face amount at maturity if the Final Underlier Level is less than the Buffer Level.

The return on the notes is limited by the return represented by the Maximum Settlement Amount.

You will not participate in any appreciation in the level of the Underlier beyond the Cap Level. You will not receive a return on the notes greater than the return represented by the Maximum Settlement Amount. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the securities included in the Underlier.

The amount payable on the notes is not linked to the level of the Underlier at any time other than the Determination Date.

The Final Underlier Level will be the Official Closing Level of the Underlier on the Determination Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the level of the Underlier appreciates during the term of the notes other than on the Determination Date but then decreases on the Determination Date to a level that is less than the Initial Underlier Level, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the level of the Underlier prior to such decrease. Although the actual level of the Underlier on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Level, the Cash Settlement Amount will be based solely on the Official Closing Level of the Underlier on the Determination Date.

If the level of the Underlier changes, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performance of the Underlier. Changes in the level of the Underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The market value of your notes may be influenced by many unpredictable factors” above.

Risks Related to the Underlier

An investment in the notes is subject to risks associated with foreign securities markets.

The Underlier tracks the value of certain foreign equity securities. The Underlier consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly known as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of the Underlier and as a result, the value of the notes.

The notes are linked to the Underlier, and are therefore subject to foreign currency exchange rate risk.

The payment amount on the notes will be calculated based on the Underlier, and the prices of the Underlier stocks are converted into U.S. dollars for purposes of calculating the level of the Underlier. As a result, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented by the Underlier. An investor’s net exposure will depend on the extent to which the currencies represented by the Underlier strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented by the Underlier. If, taking into account such weight, the dollar strengthens against such currencies, the level of the Underlier will be adversely affected and the amount payable, if any, at maturity of the notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of the notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.

Of particular importance are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments;

•	the extent of governmental surpluses or deficits in the relevant countries; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

General Risk Factors

Credit risk of HSBC USA Inc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Cash Settlement Amount of the notes.

Changes that affect the Underlier will affect the market value of the notes and the amount you will receive at maturity.

The policies of the Underlier Sponsor concerning additions, deletions and substitutions of the constituents comprising the Underlier and the manner in which the Underlier Sponsor takes account of certain changes affecting those constituents may affect the level of the Underlier. The policies of the Underlier Sponsor with respect to the calculation of the Underlier could also affect the level of the Underlier. The Underlier Sponsor may discontinue or suspend calculation or dissemination of the Underlier. Any such actions could affect the value of the notes.

The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We will determine the value of the embedded derivatives in the notes by reference to our internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from the Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlier and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that HSBC Securities (USA) Inc. may initially use for customer account statements, if HSBC Securities (USA) Inc. provides any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Trade Date. This temporary price difference may exist because, in the discretion of HSBC Securities (USA) Inc., HSBC Securities (USA) Inc. may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. HSBC Securities (USA) Inc. will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which HSBC Securities (USA) Inc. effectively reimburses to investors in this way may not be allocated ratably throughout the reimbursement period, and HSBC Securities (USA) Inc. may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

The notes lack liquidity.

The notes will not be listed on any securities exchange or automated quotation system. Neither we nor any of our affiliates are required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we or any of our affiliates is willing to buy the notes.

The market value of your notes may be influenced by many unpredictable factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the level of the Underlier;
•	the level of the Underlier, the Upside Participation Rate, the Cap Level and the Buffer Level;
•	the dividend rates of the stocks underlying the Underlier;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the Underlier, which may affect the Official Closing Level of the Underlier;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, the calculation agent will determine whether a Market Disruption Event occurs in its sole discretion. In making that determination, the calculation agent will use information that may not be easily obtainable by investors. See “Summary Information—Market Disruption Events” above. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

It is possible that hedging activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

You have no shareholder rights or rights to receive any Underlier Stock.

Investing in your notes will not make you a holder of any of the stocks included in the Underlier (the “Underlier Stocks”). Neither you nor any other holder or owner of your notes will have any rights with respect to the Underlier Stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the Underlier Stocks or any other rights of a holder of the Underlier Stocks. Your notes will be paid in cash and you will have no right to receive delivery of any Underlier Stocks.

Past performance is no guide to future performance.

The actual performance of the Underlier over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical Official Closing Levels of the Underlier or to the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlier.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We may sell an additional aggregate face amount of the notes at a different price to public.

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The price to public of the notes in the subsequent sale may differ substantially (higher or lower) from the original price to public you paid as provided on the cover of this pricing supplement.

If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected.

The Cash Settlement Amount will not be adjusted based on the price to public you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the Cap Level will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the Buffer Level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

INFORMATION RELATING TO THE UNDERLIER

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of December 30, 2020, the MXEA consisted of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

In addition, information about the MSCI EAFE Index may be obtained from other sources, including, but not limited to, the underlier sponsor’s website (including information regarding the underlier’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the underlier is accurate or complete.

Additional information about the Underlier is available on the index sponsor’s website. We are not incorporating by reference the website or any material it includes in this pricing supplement.

For more information about the MXEA, see “The MSCI EAFE® Index” beginning on page S-24 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MSCI EAFE® Index

The Official Closing Level of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Official Closing Level of the Underlier during the period shown below is not an indication that the Underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the Underlier or the component stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the Stated Maturity Date.

Neither we nor any of our affiliates make any representation to you as to the future performance of the Underlier. The actual performance of the Underlier over the life of the offered notes, as well as the Cash Settlement Amount, may bear little relation to the historical Official Closing Levels shown below.

The graph below is based on the daily historical Official Closing Levels of the Underlier from September 27, 2011 through September 27, 2021. We obtained the information in the graph below from the Bloomberg Professional® service, without independent verification.

Historical Performance of the MSCI EAFE® Index

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Summary Information—Cash Settlement Amount” in this pricing supplement. In that case, the Trading Day immediately preceding the date of acceleration will be used as the Determination Date for purposes of determining the Underlier Return, and the accelerated maturity date will be three business days after the accelerated Determination Date. If a Market Disruption Event exists with respect to the Underlier on that Trading Day, then the accelerated Determination Date for the Underlier will be postponed for up to five Trading Days (in the same manner used for postponing the originally scheduled Determination Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC USA Inc. expects to agree to sell to HSBC Securities (USA) Inc., and HSBC Securities (USA) Inc. expects to agree to purchase from HSBC USA Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. HSBC Securities (USA) Inc. proposes initially to offer the notes to the public at the price to public set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price. A fee will also be paid to a broker dealer affiliated with Goldman Sachs & Co. LLC. Goldman Sachs & Co. LLC is acting as a dealer in connection with the distribution of the notes. Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discount in connection with the distribution of the notes.

In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

Singapore Selling Restriction

This document has not been registered or will be registered as a prospectus with the Monetary Authority of Singapore. The notes may not be offered or sold, nor may the notes be the subject of an invitation for subscription or purchase, whether directly or indirectly, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (b) to a relevant person (as defined in Section 275(2) of the SFA) who is also an Exempt Investor pursuant to Section 275(1) of the SFA, or any Exempt Investor pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law;
(4)	as specified in Section 276(7) of the SFA; or
(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

An “Exempt Investor” refers to any person mentioned under Regulation 2 of the Securities and Futures (Capital Markets Products) Regulations 2018, under which an issuer is exempt from complying with Section 309B(1) of the SFA in relation to an offer of any capital markets products, if the offer is made to any such person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid executory contract with respect to the Underlier. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Underlier. Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlier were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlier and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlier is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlier or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS

Pricing Supplement
Page

Summary Information	PS-5
Hypothetical Examples	PS-9
Investor Suitability	PS-12
Risk Factors	PS-13
Information Relating to the Underlier	PS-19
Events Of Default And Acceleration	PS-20
Supplemental Plan Of Distribution (Conflicts Of Interest)	PS-20
U.S. Federal Income Tax Considerations	PS-22

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX 50® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+TM Index	S-36
The PHLX Housing SectorSM Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Tax COnsiderations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58

HSBC USA Inc.

$

Leveraged Buffered Capped MSCI EAFE® Index-Linked Notes due ,

HSBC Securities (USA) Inc.